Exhibit 2.6

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT .  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES.  FOR INFORMATION CONCERNING THE ISSUE PRICE, THE AMOUNT OF OID, AND THE YIELD TO MATURITY, PLEASE CONTACT COLIN SUNG, CHIEF FINANCIAL OFFICER OF THE COMPANY, AT (+86 21 6447 1582) WHO WILL PROMPTLY MAKE THIS INFORMATION AVAILABLE UPON REQUEST.

Purchase Price: $_____________	Issue Date: May ___, 2008
Prepaid Interest: $____________
Principal Amount: $____________

SECURED CONVERTIBLE NOTE

FOR VALUE RECEIVED, CHINA CABLECOM HOLDINGS, LTD., a British Virgin Islands company (hereinafter called “Borrower”), hereby promises to pay to __________________________, ____________________________________________________________ (the “Holder”), without demand, the sum of _________________________________ Dollars ($________), with simple and unpaid interest thereon, on May ___, 2011 (the “Maturity Date”), if not paid sooner.

This Note has been entered into pursuant to the terms of a subscription agreement between the Borrower, the Holder and certain other holders (the “Other Holders”) of convertible promissory notes (the “Other Notes”), dated of even date herewith (the “Subscription Agreement”).  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Subscription Agreement.  The following terms shall apply to this Note:

ARTICLE I

GENERAL PROVISIONS

1.1           Interest Rate.   Interest payable on this Note shall accrue at the annual rate of nine and ninety-nine hundredths percent (9.99%) and will be payable on the Maturity Date.  Interest until the Maturity Date shall be prepaid and become a non-refundable component of the Principal Amount regardless of the date such interest is actually paid.  Interest will be payable in cash or at the election of the Holder, by the Borrower’s delivery of Ordinary Shares valued at the Conversion Price in effect on the Conversion Date as defined in Section 2.1.

1.2           Default Interest Rate.  After the Maturity Date, accelerated or otherwise, and during the pendency of an Event of Default (as defined in Article III) a default interest rate of fifteen percent (15%) per annum shall apply to the amounts owed hereunder.

1.3.          Conversion Privileges.  The conversion rights of the Holder as set forth in Article II of this Note shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  The principal amount of the Note and the remaining accrued but unpaid interest shall be payable in full on the Maturity Date, unless previously paid or converted into Ordinary Shares in accordance with Article II hereof.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the entire Principal Amount under this Note and the accrued but unpaid interest thereon into shares of the Borrower’s Ordinary Shares, $.0005 par value per share, as set forth below.

2.1.          Voluntary Conversion into the Borrower’s Ordinary Shares.

(a)           Except as described in Section 3.2, the Holder shall have the right from and after the Issue Date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a “Conversion Date”) into fully paid and nonassessable Ordinary Shares as such shares exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Ordinary Shares shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the “Conversion Price”), determined as provided herein.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of Ordinary Shares for the portion of the Note converted in accordance with the foregoing.  The number of Ordinary Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note (and any interest) to be converted, by the Conversion Price.

(b)           Subject to adjustment as provided for in Section 2.1(c) hereof, the Conversion Price per Ordinary Shares shall be $9.50 (“Conversion Price”).

(c)           The Conversion Price and the number and kind of shares or other securities to be issued upon conversion of this Note, shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.           Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation or entity, this Note, as to the unpaid Principal Amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser or surviving entity of the surviving corporation after any such consolidation, merger, sale or conveyance.  None of the above described transactions will be undertaken by Borrower if Borrower would not be able to comply with its obligations under this Section 2.1(c)A.

B.           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Ordinary Shares into the same or a different number of securities of any class or classes of the Borrower’s capital stock that may be issued or outstanding, this Note, as to the unpaid Principal Amount thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Ordinary Shares subject to the conversion of this Note immediately prior to such reclassification or other change.

C.           Stock Splits, Combinations and Dividends.  If the Ordinary Shares are subdivided or combined into a greater or smaller number of Ordinary Shares, or if a dividend is paid on the Ordinary Shares in Ordinary Shares, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of Ordinary Shares outstanding immediately after such event bears to the total number of Ordinary Shares outstanding immediately prior to such event.

D.           Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue or agree to issue any Ordinary Shares other than with respect to any Excepted Issuances for a consideration less than the Conversion Price in effect at the time of such issue, then, and thereafter successively upon each such issue, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security carrying the right to convert such security into Ordinary Shares or of any warrant, right or option to purchase Ordinary Shares shall result in an adjustment to the Conversion Price upon the issuance of the above-described security and again upon the issuance of Ordinary Shares upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  The reduction of the Conversion Price described in this paragraph is in addition to other rights of the Holder described in this Note and the Subscription Agreement.

(d)           Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly provide notice to the Holder setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e)           The Borrower will reserve from its authorized and unissued Ordinary Shares, the number of Ordinary Shares during the time periods and in the amounts described in the Subscription Agreement.  The Borrower represents that upon issuance, such Ordinary Shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for Ordinary Shares upon the conversion of this Note.

2.2           No Fractional Shares.  No fractional shares of Ordinary Shares shall be issued upon conversion of this Note, but an adjustment in cash will be made, in respect of any fraction of a share (which will be valued based on the Conversion Price) which would otherwise be issuable upon the surrender of this Note for conversion and a check in the amount of the value of such fractional share shall promptly be delivered to the Holder.

2.3           Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note, and the Borrower is hereby expressly authorized to offset any such amounts mutually agreed upon by Borrower and Holder or pursuant to a judgment in Borrower’s favor against amounts then due under the Note.

2.4           Maximum Conversion.  The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of Ordinary Shares which would be in excess of the sum of (i) the number of Ordinary Shares beneficially owned by the Holder and its affiliates on a Conversion Date, and (ii) the number of Ordinary Shares issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the issued and outstanding Ordinary Shares of the Borrower on such Conversion Date.  For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.  Subject to the foregoing, the Holder shall not be limited to aggregate conversions of only 4.99% and aggregate conversion by the Holder may exceed 4.99%.  The Holder shall have the authority and obligation to determine whether the restriction contained in this Section 2.4 will limit any conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of the amount of the Note which is convertible shall be the responsibility and obligation of the Holder.  The Holder may increase the permitted beneficial ownership amount up to 9.99% upon and effective after 61 days prior written notice to the Borrower.  The Holder may allocate which of the equity of the Borrower deemed beneficially owned by the Holder shall be included in the 4.99% amount described above and which shall be allocated to the excess above 4.99%.

ARTICLE III

REDEMPTION

3.1.          Optional Redemption.  Provided an Event of Default or an event which with the passage of time or the giving of notice would become an Event of Default is not pending, then the Borrower will have the option of prepaying the unpaid and unconverted Principal Amount then outstanding under this Note and the Other Notes ("Optional Redemption"), in whole or in part in increments of not less than $2,000,000, or the entire outstanding balance if less than $2,000,000, in the aggregate on this Note and the Other Notes, by paying to the Holder a sum of money equal to the Redemption Amount described below.  Borrower’s election to exercise its right to prepay must be by notice in writing (“Notice of Redemption”).  Until and including the first anniversary of the Issue Date, the Redemption Amount shall equal 78.75% of the outstanding Principal Amount being redeemed.  After the first anniversary of the Issue Date, the Redemption Amount shall equal 100% of the Purchase Price being redeemed and imputed interest on the Purchase Price being redeemed calculated in the monthly amount of $[REQUIRES COMPLETION].  [NOTE: Pro Rata portion of $382,291.67] based on months of thirty days, payable in proportion to the amount of Purchase Price outstanding from the Issue Date until the actual Redemption Payment Date upon which such amount is being paid, compared to the initial amount of Purchase Price set forth on the first page of this Note.  The Notice of Redemption shall specify the date for such Optional Redemption (the "Redemption Payment Date"), which date shall be five (5) business days after the date of the Notice of Redemption (the "Redemption Period"). A Notice of Redemption shall not be effective with respect to any portion of the principal amount under this Note for which the Holder has a pending election to convert or for which a Conversion Notice is given prior to the Redemption Payment Date.  On the Redemption Payment Date, the Redemption Amount, less any portion of the Redemption Amount against which the Holder has previously exercised its rights pursuant to Section 2.1, shall be paid in good funds to the Holder. In the event the Borrower fails to pay the Redemption Amount on the Redemption Payment Date as set forth herein, then (i) at the Holder’s election, such Notice of Redemption will be null and void, (ii) Holder may enforce the Notice of Redemption, (iii) Borrower will not have the right to deliver another Notice of Redemption, and (iv) Borrower’s failure may be deemed by Holder to be a non-curable Event of Default.  A Notice of Redemption may be cancelled at the option of the Holder, if at any time during the Redemption Period an Event of Default, or an event which with the passage of time or giving of notice would become an Event of Default (whether or not such Event of Default has been cured), occurs.  Notices of Redemption must be given to the Holder and all Other Holders with respect to all amounts owed by Borrower to Holder and Other Holders in proportion to the Principal Amounts outstanding on the date Notice of Redemption is given.

3.2           Mandatory Redemption.   In the event the closing price of the Ordinary Shares as reported by Bloomberg L.P. for the Principal Market is $8.50 or higher and the Borrower is on such date permitted to exercise its rights to give Holder a Notice of Redemption, then the Holder may not exercise its conversion rights described in Section 3.2 for the following thirty trading days.  In the event that the Borrower may exercise its right to call the 9,433,334 Warrants described in the April Registration (“Callable Warrants”), Borrower agrees that within three business days after request by the Lead Investor  it will call the Callable Warrants.  Provided that contemporaneously with the giving of a call notice with or without the request of the Lead Investor, the Borrower delivers to the Holder and Holders of Other Notes, Notices of Redemption (as described in Section 3.1 above) with respect to an aggregate Redemption Amount equal to the reasonably anticipated aggregate net proceeds to the Borrower from the exercise of the Callable Warrants, then the conversion restriction described in the previous sentence will be extended through forty days after the Notice of Redemption is given to the Holder.  In such case, the Redemption Payment Date will be not later than ten business days after each date by which Borrower receives net proceeds from the exercise of Callable Warrants of not less than $2,000,000, or less than $2,000,000 in connection with net proceeds received by Borrower as of the last day such Callable Warrants exercise proceeds are required to be paid to Borrower.  Additionally, net proceeds received from the exercise of Callable Warrants which are exercised by the holders thereof without having been called by the Borrower will be paid to the Holder and Other Holders in the same manner and time as if such Callable Warrants exercise proceeds were received by the Borrower after being called by the Borrower.  Borrower agrees that 100% of Callable Warrants exercise net proceeds received by the Borrower until the first anniversary of the Issue Date of this Note must be employed by the borrower to pay the Redemption Amount.  Not less than two-thirds of Callable Warrant exercise net proceeds received by the Borrower after the first anniversary of the Issue Date of this Note must be employed by the Borrower to pay the Redemption Amount.  The only deductions that may be made by the Borrower from gross Callable Warrants exercise proceeds to determine Callable Warrants exercise net proceeds are described in certain Warrant Exercise Proceeds Award Agreements between the borrower and each of James S. Cassano, Kerry Propper, Jonathan Kalman, and Clive Ng (as in existence on the date hereof or as they may be renewed or replaced on substantially similar terms).  The conversion restriction described above will be extended thirty days after each date the Borrower distributes to the Holder and other Holders aggregate Redemption Amounts of not less than $2,000,000.

ARTICLE IV

EVENT OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and accrued interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment or grace period, all of which hereby are expressly waived, except as set forth below:

4.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any principal, interest or other sum due under this Note when due and such default continues for a period of 15 business days in the case of interest or other sum due.

4.2           Breach of Covenant.  The Borrower breaches any material covenant or other material term or condition of the Subscription Agreement, this Note or any other Transaction Document in any material respect and such breach, if subject to cure, continues for a period of fifteen (15) business days after written notice to the Borrower from the Holder.

4.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in any Transaction Document, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the date made and as of the Closing Date.

4.4           Liquidation.   Any dissolution, liquidation or winding up of Borrower, Subsidiary or any substantial portion of their business.

4.5           Cessation of Operations.   Any cessation of operations by Borrower or Borrower is otherwise generally unable to pay its debts as such debts become due.

4.6           Maintenance of Assets.   The failure by Borrower to maintain any material Intellectual Property Rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

4.7           Merger.   The merger, consolidation or reorganization of Borrower with or into another corporation or person or entity (other than with or into a wholly-owned subsidiary), or the sale of capital stock of Borrower by Borrower or the holders thereof, in any case under circumstances in which the holders of a majority of the voting power of the outstanding capital stock of Borrower immediately prior to such transaction shall own less than a majority in voting power of the outstanding capital stock of Borrower or the surviving or resulting corporation or other entity, as the case may be, immediately following such transaction.

4.8           Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Borrower.

4.9           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower or any of their property or other assets for more than $1,000,000, and shall remain unvacated, unbonded, unappealed, unsatisfied, or unstayed for a period of ninety (90) days.

4.10         Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower.

4.11         Delisting.   Failure of the Ordinary Shares to be listed for trading or quotation on a Principal Market.

4.12         Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $1,000,000 after the due date and any applicable cure period.

4.13         Stop Trade.  An SEC or judicial stop trade order or Principal Market trading suspension with respect to the Ordinary Shares that lasts for ten (10) or more consecutive trading days.

4.14         Failure to Deliver Ordinary Shares or Replacement Note.  The Borrower’s failure to deliver Ordinary Shares to the Holder pursuant to and in the form required by this Note and Sections 7 and 11 of the Subscription Agreement, or, if required, a replacement Convertible Note more than ten (10) business days after the required delivery date of such Ordinary Shares or replacement Convertible Note.

4.15         Reservation Default.   The failure by the Borrower to have reserved for issuance upon conversion of the Note the number of shares of Ordinary Shares as required in the Subscription Agreement and this Note.

4.16         Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement which is not cured after any required notice and/or cure period.

4.17         Financial Statement Restatement.   The restatement of any financial statements filed by the Borrower with the U.S. Securities and Exchange Commission for any date or period commencing two years prior to the Issue Date of this Note, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

4.18         Other Note Default.  The occurrence of any Event of Default under any Other Note.

ARTICLE V

SECURITY INTEREST

5.             Security Interest/Waiver of Automatic Stay.   This Note is secured by a security interest granted to the Collateral Agent for the benefit of the Holder pursuant to a Security Agreement.  The Borrower acknowledges and agrees that should a proceeding under any bankruptcy or insolvency law be commenced by or against the Borrower, or if any of the Collateral (as defined in the Security Agreement) should become the subject of any bankruptcy or insolvency proceeding, then the Holder should be entitled to, among other relief to which the Holder may be entitled under the Transaction Documents and any other agreement to which the Borrower and Holder are parties (collectively, "Loan Documents") and/or applicable law, an order from the court granting immediate relief from the automatic stay pursuant to 11 U.S.C. Section 362 to permit the Holder to exercise all of its rights and remedies pursuant to the Loan Documents and/or applicable law. THE BORROWER EXPRESSLY WAIVES THE BENEFIT OF THE AUTOMATIC STAY IMPOSED BY 11 U.S.C. SECTION 362.  FURTHERMORE, THE BORROWER EXPRESSLY ACKNOWLEDGES AND AGREES THAT NEITHER 11 U.S.C. SECTION 362 NOR ANY OTHER SECTION OF THE BANKRUPTCY CODE OR OTHER STATUTE OR RULE (INCLUDING, WITHOUT LIMITATION, 11 U.S.C. SECTION 105) SHALL STAY, INTERDICT, CONDITION, REDUCE OR INHIBIT IN ANY WAY THE ABILITY OF THE HOLDER TO ENFORCE ANY OF ITS RIGHTS AND REMEDIES UNDER THE LOAN DOCUMENTS AND/OR APPLICABLE LAW.  The Borrower hereby consents to any motion for relief from stay that may be filed by the Holder in any bankruptcy or insolvency proceeding initiated by or against the Borrower and, further, agrees not to file any opposition to any motion for relief from stay filed by the Holder.  The Borrower represents, acknowledges and agrees that this provision is a specific and material aspect of the Loan Documents, and that the Holder would not agree to the terms of the Loan Documents if this waiver were not a part of this Note. The Borrower further represents, acknowledges and agrees that this waiver is knowingly, intelligently and voluntarily made, that neither the Holder nor any person acting on behalf of the Holder has made any representations to induce this waiver, that the Borrower has been represented (or has had the opportunity to he represented) in the signing of this Note and the Loan Documents and in the making of this waiver by independent legal counsel selected by the Borrower and that the Borrower has discussed this waiver with counsel.

ARTICLE VI

MISCELLANEOUS

6.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

6.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (a) personally served, (b) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (c) delivered by a reputable overnight courier service with charges prepaid, or (d) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours, or the first business day following such delivery (if delivered other than on a business day during normal business hours), (ii) on the first business day following the date deposited with an overnight courier service with charges prepaid, or (iii) on the fifth business day following the date of mailing pursuant to subpart (b) above, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Company, to: China Cablecom Holdings, Ltd., Unit 3309-3310, 1 Grand Gateway, 1 Hongqiao, Shanghai, 200030, PRC, Attn: Colin Sung, President and CFO, fax number: (917) 591-8839 with a copy by fax only to: Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, Attn: Mitchell S. Nussbaum, Esq., fax number: (212) 407-4990, and (ii) if to the Subscriber, to: the one or more addresses and fax numbers indicated on the signature pages hereto, with an additional copy by fax only to: Grushko & Mittman, P.C., 551 Fifth Avenue, Suite 1601, New York, New York 10176, fax number: (212) 697-3575.

6.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

6.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

6.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

6.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note.   Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower’s obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.  This Note shall be deemed an unconditional obligation of Borrower for the payment of money and, without limitation to any other remedies of Holder, may be enforced against Borrower by summary proceeding pursuant to New York Civil Procedure Law and Rules Section 3213 or any similar rule or statute in the jurisdiction where enforcement is sought.  For purposes of such rule or statute, any other document or agreement to which Holder and Borrower are parties or which Borrower delivered to Holder, which may be convenient or necessary to determine Holder’s rights hereunder or Borrower’s obligations to Holder are deemed a part of this Note, whether or not such other document or agreement was delivered together herewith or was executed apart from this Note.

6.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

6.8           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have all the rights of a shareholder of the Borrower with respect to the Ordinary Shares to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

6.9           Application of Payments.  Cash payments, Mandatory Conversion Amounts and Redemption Amounts shall be applied at the Holder’s election first to outstanding liquidated damages and Holder’s reimbursable expenses, then to interest and lastly to Principal Amount.

6.10         Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

6.11         Redemption.  This Note may not be redeemed or called without the consent of the Holder except as described in this Note or the Subscription Agreement.

6.12         Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of May, 2008.

CHINA CABLECOM HOLDINGS, LTD.

By:
Name: Clive Ng
Title: Executive Chairman

WITNESS:

EXHIBIT A

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert the principal amount of the Convertible Note (the “Note”) issued by China Cablecom Holdings, Ltd. on May ___, 2008 and the accrued but unpaid interest thereon into Ordinary Shares of China Cablecom Holdings, Ltd. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Principal Amount Being Converted: $____________________________________________________________________

Interest other than Prepaid Interest being Converted: $_______________________________________________________

Date of Conversion: _________________________________________________________________________________

Conversion Price: ___________________________________________________________________________________

Shares To Be Delivered: ______________________________________________________________________________

Signature: _________________________________________________________________________________________

Print Name: ________________________________________________________________________________________

Physical Share Certificate Delivery Address: ______________________________________________________________

_________________________________________________________________________________________________

DWAC Delivery Instructions: __________________________________________________________________________

__________________________________________________________________________________________________

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